Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2022, with respect to the consolidated financial statements included in the Annual Report of Augmedix, Inc. and Subsidiaries on Form 10-K, which was filed with the SEC on April 17, 2023, for the year ended December 31, 2021, before the effects of the adjustment for the correction of the error described in Note 2 to the consolidated financial statements. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Augmedix, Inc. and Subsidiaries on Form S-8.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

June 12, 2023